Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

Norfolk Division

UNITED STATES OF AMERICA	)
)
v.	)	CRIMINAL NO. 2:15-cr-
)
LUMBER LIQUIDATORS, INC.,	)
)
Defendant.	)

PLEA AGREEMENT

This Plea Agreement between John C. Cruden, Assistant Attorney General of the Environment and Natural Resources Division, through Trial Attorneys Patrick Duggan and Christopher Hale; Dana J. Boente, United States Attorney for the Eastern District of Virginia, through Stephen W. Haynie, Assistant United States Attorney; the defendant, Lumber Liquidators, Inc., and the defendant’s counsel, is being entered pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure. The terms of the Plea Agreement are as follows:

1. Offenses and Maximum Penalties

The defendant agrees to waive indictment and plead guilty to the five counts in the Criminal Information filed in the above-styled matter. Count One charges the defendant with the felony of Entry of Goods by Means of False Statements, in violation of 18 U.S.C. § 542. The maximum penalty for Count One is a fine of the greater of $500,000 or twice the gross gain or loss, a five-year term of probation, and a $400 special assessment. Counts Two, Three, and Five charge Transport of Illegally Imported Timber, which under the facts of this case, are misdemeanors under the Lacey Act, in violation of 16 U.S.C. §§ 3372(a)(1), 3373(d)(2). Count Four charges Import of Illegally Harvested Timber, which under the facts of this case, is a misdemeanor under the Lacey Act, in violation of 16 U.S.C. §§ 3372(a)(2)(B)(IV), 3372(d)(2). These Lacey Act misdemeanors each carry a maximum fine of $200,000, a five-year term of probation, and a special assessment of $125. The Criminal Information also contains a Forfeiture Allegation, which is not contested by the defendant.

2.	Factual Basis for the Plea

The defendant will plead guilty because the defendant is in fact guilty of the charged offenses. The defendant admits to the charges and the factual assertions set forth in the stipulated Statement of Facts filed with this Plea Agreement. The defendant agrees that those facts establish guilt, beyond a reasonable doubt, of the offenses charged, and that those facts do not represent the entirety of the government’s evidence against the defendant. The Statement of Facts, which is hereby incorporated into this Plea Agreement, constitutes a stipulation of facts for purposes of Section 1B1.2(a) of the Sentencing Guidelines.

3.	Assistance and Advice of Counsel

The defendant is satisfied that the defendant’s attorneys have rendered effective assistance. The defendant understands that by entering into this Agreement, defendant surrenders certain rights. The defendant understands that the rights of criminal defendants include the following:

a. the right to plead not guilty and to persist in that plea;

b. the right to a jury trial;

c. the right to be represented by counsel - and if necessary have the court appoint counsel - at trial and at every other stage of the proceedings; and

d. the right at trial to confront and cross-examine adverse witnesses, to testify and present evidence, and to compel the attendance of witnesses.

4.	Role of the Court and the Sentencing Guidelines

The defendant understands that the Court has the jurisdiction and final authority to impose the sentence. In this Plea Agreement, the parties have agreed and stipulated to specific aspects of the sentence, e.g., criminal fine, length and conditions of probation, Environmental Compliance Plan, forfeiture, and community service payments. Pursuant to Federal Rule of Criminal Procedure 11(c)(1)(C), the Court can elect to accept the stipulated sentence as a whole or reject the proposed sentence as a whole, but the Court cannot modify the proposed sentence’s terms without the mutual consent of the parties. If the Court rejects this Plea Agreement, it is further agreed that the defendant may withdraw its guilty plea. If the Court rejects the Plea Agreement, the government would be permitted to withdraw from the Plea Agreement.

The parties agree that the 2015 U.S. Sentencing Commission Guidelines Manual will be used in this case. The parties further agree that the provisions of Chapter 8 of the Guidelines Manual, which pertain to fines imposed on corporate defendants, such as the defendant, do not apply to environmental offenses. See USSG §8C2.1 and USSG §8C2.10. The parties agree that the remaining provisions of Chapter 8 of the Guidelines Manual, including community service and probation, apply to the defendant. See USSG §8B1.3; see also 18 U.S.C. § 3563(b)(12) (community service as part of a criminal sentence).

5.	The Sentence

Pursuant to Federal Rule of Criminal Procedure 11(c)(1)(C), the parties agree that the appropriate disposition of the case is as follows:

a. Criminal Fine

Pursuant to the Alternative Fines Act, 18 U.S.C. § 3571(d), the defendant shall pay a criminal fine of $7,800,000. For purposes of this Plea Agreement only, the parties stipulate that the gross gain (identical to the gross loss) was $4,600,000. The fine is due and payable according to the following phased payment schedule: (1) $4,000,000 due at sentencing, (2) $2,000,000 due within 12 months of sentencing, and (3) any outstanding balance due within 24 months of sentencing. Pursuant to 16 U.S.C. § 3375(d), the entire fine shall be directed to the Lacey Act Reward Fund at the following address: Lacey Act Reward Fund, USFWS, Cost Accounting Section, P.O. Box 272065, Denver, CO 80227-9060, with the note “Case No. 2012803149.”

b. Community Service Payments

Within 72 hours of sentencing, the defendant shall make two community service payments, totaling $1,230,825. Defendant shall not seek or accept any tax offset or reduction for the community service payments, nor shall the defendant seek any marketing, advertising, or public relations benefit from the payments. Unless otherwise ordered by the Court, payment shall be made by cashier’s or certified check, and the defendant shall file a Notice of Proof of Payment with the Court within five days of sentencing. The payments are as follows:

1. National Fish and Wildlife Foundation (“NFWF”). The defendant shall make a one-time payment of $880,825 to the National Fish and Wildlife Foundation. NFWF is a congressionally-chartered nonprofit organization, established by 16 U.S.C. §§ 3701-3710, for the purpose of furthering the conservation and management of fish, wildlife, plants, and other natural resources. The payment to NFWF shall be sent to the following address: National Fish and Wildlife Foundation, Attn: Chief Financial Officer, 1133 15th Street NW, Suite 1100, Washington, DC 20005, with the case number specified in the note field of the check. NFWF shall exclusively utilize the $880,825 payment for two separate projects, as follows:

A. NFWF Project 1 - Timber Identification Technology. $500,000 to fund one or more projects designed for the development, testing, training, ground-truthing, experimentation, and/or employment of electronic wood identification devices, that identify the genus and species - and if possible, country of origin - of timber and wood products in a non-laboratory setting. Priority shall be given to development of cost-effective ID devices that can be utilized in field inspection, enforcement, or border interdiction scenarios with a high degree of accuracy and precision,

B. NFWF Project 2 - Amur Leopard Conservation. $380,825 to fund one or more projects designed to further research and conservation efforts aimed at protecting, restoring, and rehabilitating wild Amur leopards and their habitat.

2. Rhinoceros and Tiger Conservation Fund. The defendant shall make a one-time payment of $350,000 to the USFWS Rhinoceros and Tiger Conservation Fund at the following address: Rhinoceros and Tiger Conservation Fund, USFWS, Division of International Conservation, Budget Analyst-Program Support, 5275 Leesburg Pike, MS: IA, Falls Church, VA 22041-3803 with the case number and “Panthera tigris altaica” in the note of the check. The Fund was established pursuant to the Rhinoceros and Tiger Conservation Act of 1994, 16 U.S.C. §§ 5304 and 5305, to promote and fund projects for the international conservation of tigers. The payment shall be used exclusively for research and conservation efforts aimed at protecting, restoring, and rehabilitating wild tigers (with highest priority given to the altaica subspecies) and their habitat.

3. Conditions. NFWF and the Rhinoceros and Tiger Conservation Fund shall obligate one quarter of the respective community service payments within 12 months of sentencing; the funds shall be fully obligated by no later than 24 months of sentencing. Projects shall be designed so that funding will be fully expended by no later than 60 months of sentencing. NFWF and the Rhinoceros and Tiger Conversation Fund shall separately be required to prepare and provide to the parties and the U.S. probation office annual reports detailing expenditures, goals, progress, results, and future plans.

6.	Probation and Environmental Compliance Plan

The defendant shall be sentenced to a probation term of five years. In addition to whatever probation conditions might be imposed by the Court, the defendant shall be subject to the following Special Conditions of Probation1:

a. Special Condition No. 1

At its own expense and at no expense to the Government, the defendant shall implement an Environmental Compliance Plan (“ECP”), attached as Exhibit A, and incorporated herein. The defendant shall fully implement the ECP within three months of the date of sentencing. In the sole and exclusive discretion of the Government2, if the Government determines that the defendant has not fully implemented the ECP within three months, the defendant shall cease the importation of hardwood flooring until the Government determines that the ECP has been fully and satisfactorily implemented. Without prejudice to the foregoing, in the sole and exclusive discretion of the Government, and with the mutual written consent of the defendant and the U.S. Probation Office, the implementation date of the ECP may be modified or extended.

1 Lumber Liquidators, Inc. agrees that these Special Conditions apply to its subsidiary companies and in turn to their subsidiary and/or directly affiliated business entities. Through separate documents, the Lumber Liquidators Holdings, Inc., Board of Directors Consent Resolution (Exhibit C-2) and the Guaranty (Exhibit D), the defendant’s parent company, Lumber Liquidators Holdings, Inc., agrees that it and its direct and indirect subsidiaries and business units are bound by the terms of these Special Conditions as if they were named defendants in this case.

2 For the purposes of these Special Conditions, “Government” means the Environmental Crimes Section of the U.S. Department of Justice.

b. Special Condition No. 2

During the first four years of probation, the defendant shall engage an outside accounting and/or environmental consulting firm to conduct three audits of all aspects of its compliance with both the (i) ECP and (ii) plant declaration, transportation, and importation requirements and prohibitions set forth in the Lacey Act, 16 U.S.C. § 3372(a), (d) & (f). The auditors shall generate a written report of their findings and recommendations. The reports are due within 18 months, 35 months, and 48 months of sentencing. Each report shall be transmitted to the Government and the Probation Office. At the Government’s or Probation Office’s exclusive and separate options, the defendant shall conduct an additional audit that covers year 5 of the probation term. The above audits shall be at no cost to the Government or the Probation Office.

7.	Forfeiture

Pursuant to 31 U.S.C. § 9703, upon sentencing, the defendant agrees to forfeit and pay $969,175, which represents proceeds and substitute assets (cash) of 385.38 m3 of Mongolian oak (Quercus mongolica) flooring imported into the United States between February 1, 2013, and August 30, 2013, to the United States, more specifically to “Customs and Border Protection,” and to send the money to the U.S. Attorney’s Office, Asset Forfeiture Unit, 101 West Main Street, Suite 8000, Norfolk, Virginia 23150. The parties further agree that this sum will be paid at or prior to sentencing in this matter. See numbered paragraphs 12 and 13 infra for additional detail. The defendant agrees to execute the attached Consent Order of Forfeiture, attached hereto as Exhibit B.

8.	Special Assessment

Pursuant to 18 U.S.C. § 3013(a), the defendant agrees to pay a mandatory special assessment of $900. The special assessment is due at sentencing.

9.	Restitution

For the purposes of this Plea Agreement only, the parties agree that the Court should not order restitution.

10.	Limited Immunity from Further Prosecution

This Plea Agreement is only binding on the Environmental Crimes Section of the Environment and Natural Resources Division of the U.S. Department of Justice and the U.S. Attorney’s Office for the Eastern District of Virginia. This Plea Agreement does not bind any other federal, state, or local prosecuting authority, nor does it bind or preclude cases or proceedings brought by any governmental entity with regard to tax, civil, or administrative penalties and remedies. In exchange for the defendant pleading guilty and complying with all the terms of this Plea Agreement and the imposed sentence, the Environmental Crimes Section and the U.S. Attorney’s Office agree not to initiate or pursue additional criminal charges arising from activities that occurred up to the date of the signing of this Agreement related to the illegal harvest of timber, false statements made on Lacey Act Declarations, or other false statements as to timber harvest legality, location, or species. This limited immunity only applies to the defendant corporation, to wit: Lumber Liquidators, Inc., and to its subsidiary companies and in turn to their subsidiary and/or directly affiliated business entities, but not to any individuals. In addition, this limited immunity shall not bar the U.S. Attorney’s Office or other governmental entities from initiating and pursuing criminal charges against the defendant for any other violation of law not explicitly identified above, including but not limited to mail fraud, wire fraud, and securities fraud not related to timber harvest legality, location, or species. Without prejudice to the foregoing, the two governmental parties to this Plea Agreement agree that, upon the defendant’s full compliance with the terms of the Plea Agreement and the sentence imposed by the Court, Lumber Liquidators, Inc. will have accepted responsibility for the conduct set forth in the Criminal Information and that the governmental parties would make that fact known to any other appropriate governmental entity upon request of Lumber Liquidators, Inc.

11.	Collateral Licensing Consequences

The defendant acknowledges that pleading guilty to these charges may have consequences with regard to its ability to maintain and/or obtain governmental licenses and certifications, e.g., import permits and business licenses. The defendant further acknowledges that although it has agreed to comport itself pursuant to a stipulated Environmental Compliance Plan, state and federal agencies could legally and independently suspend, revoke, or withhold the issuance of permits or licenses based on the administrative and regulatory authority of those agencies. Nevertheless, the defendant affirms that it desires to plead guilty regardless of any licensing and certification consequences that may result from its guilty plea. The government agrees that, if requested to do so, it will advise any appropriate authority that, in the government’s view, the defendant has accepted responsibility for its conduct.

12.	Forfeiture Agreement

The defendant understands that the forfeiture of assets is part of the sentence that must be imposed in this case. As described in paragraph 7, the defendant agrees to forfeit any property that is traceable to, derived from, fungible with, or a substitute for property that constitutes the proceeds of the crime charged in Count One including, but not limited to, the following specific property: the amount of at least $969,175 which represents the proceeds of the offense charged in Count One. The defendant understands that if proceeds of the offense are not available to the United States to be forfeited, the Court must enter a forfeiture money judgment in the amount of the proceeds or forfeit substitute assets. See United States v. Alamoudi, 452 F.3d 310, 314 (4th Cir. 2006). The defendant further agrees to waive all interest in the assets in any administrative or judicial forfeiture proceeding, whether criminal or civil, state or federal. The defendant agrees to consent to the entry of orders of forfeiture for such property and waives the requirements of Federal Rules of Criminal Procedure 32.2 and 43(a) regarding notice of the forfeiture in the charging instrument, announcement of the forfeiture at sentencing, and incorporation of the forfeiture in the judgment. Defendant admits and agrees that the conduct described in the charging instrument and stipulated Statement of Facts provides a sufficient factual and statutory basis for the forfeiture of the property sought by the federal government. The defendant shall execute the Consent Order of Forfeiture no later than ten days prior to the sentencing hearing.

In addition to and apart from the criminal forfeiture described herein, the defendant admits to the allegations contained in the verified Complaint in the companion in rem civil forfeiture case, United States v. $3,155,000.00 Res in lieu of 2,129,242 Square Feet of Assorted Birch Hardwood Flooring and 242,717 Square Feet of Assorted Oak Hardwood Flooring (Case No. 2:15-cv-___ ), and the defendant agrees to execute and comply with the Stipulation for

Settlement and Joint Motion for Entry of Consent Order of Forfeiture and the Stipulated Consent Judgment and Order of Forfeiture in that case.

13.	Waiver of Further Review of Forfeiture

The defendant further agrees to waive all constitutional and statutory challenges to forfeiture in any manner to any forfeiture carried out in accordance with this Plea Agreement on any grounds, including that the forfeiture constitutes an excessive fine or punishment. The defendant also waives any failure by the Court to advise the defendant of any applicable forfeiture at the time the guilty plea is accepted as required by Rule 11(b)(1)(J). The defendant agrees to take all steps as requested by the United States to pass clear title to forfeitable assets to the United States, and to testify truthfully in any judicial forfeiture proceeding. The defendant understands and agrees that all property covered by this Agreement is subject to forfeiture as proceeds of illegal conduct and substitute assets for property otherwise subject to forfeiture.

14.	Breach of the Plea Agreement and Remedies

This Agreement is effective when signed by the defendant, the defendant’s attorney, and an attorney for the United States. The defendant agrees to entry of this Plea Agreement at the date and time scheduled with the Court by the United States (in consultation with the defendant’s attorney). If the defendant withdraws from this Agreement, or commits or attempts to commit any additional federal, state or local crimes, or intentionally gives materially false, incomplete, or misleading testimony or information, or otherwise violates any provision of this Agreement, then:

a. The United States will be released from its obligations under this Agreement. The defendant, however, may not withdraw the guilty plea entered pursuant to this Agreement;

b. The defendant will be subject to prosecution for any federal criminal violation, including, but not limited to, perjury and obstruction of justice, that is not time-barred by the applicable statute of limitations on the date this Agreement is signed; and

c. Any prosecution, including the prosecution that is the subject of this Agreement, may be premised upon any information provided, or statements made, by the defendant, and all such information, statements, and leads derived therefrom may be used against the defendant. The defendant waives any right to claim that statements made before or after the date of this agreement, including the stipulated Statement of Facts accompanying this Agreement or adopted by the defendant and any other statements made pursuant to this or any other Agreement with the United States, should be excluded or suppressed under Fed. R. Evid. 410, Fed. R. Crim. P. 11(f), the Sentencing Guidelines, or any other provision of the Constitution or federal law.

Any alleged breach of this Agreement by either party shall be determined by the Court in an appropriate proceeding at which the defendant’s disclosures and documentary evidence shall be admissible and at which the moving party shall be required to establish a breach of the Plea Agreement by a preponderance of the evidence.

15.	Waiver of Appeal, FOIA, and Privacy Act Rights

The defendant understands that 18 U.S.C. § 3742 affords a defendant the right to appeal the sentence imposed. Nonetheless, the defendant knowingly waives the right to appeal the conviction and any sentence within the statutory maximum described above (or the manner in which that sentence was determined) on the grounds set forth in 18 U.S.C. § 3742 or on any ground whatsoever, in exchange for the concessions made by the United States in this Plea Agreement. This Agreement does not affect the rights or obligations of the United States as set forth in 18 U.S.C. § 3742(b). The defendant also agrees not to collaterally challenge its conviction. Nevertheless, the defendant may bring a post-conviction claim if the defendant establishes that ineffective assistance of counsel directly affected the validity of this waiver of appeal and collateral challenge rights or the validity of the guilty plea itself. The defendant also hereby waives all rights, whether asserted directly or by a representative or corporate affiliate, to request or receive from any department or agency of the United States any records pertaining to the investigation or prosecution of this case, including without limitation any records that may be sought under the Freedom of Information Act, 5 U.S.C. § 552, or the Privacy Act, 5 U.S.C. § 552a.

16.	Corporate Resolution

Contemporaneous with the execution of this Plea Agreement, the defendant has provided the United States with the corporate resolution, attached hereto as Exhibit C-1 (a) identifying the corporate representative, (b) authorizing the entry of the guilty plea, including the completion and signing of related exhibits, court forms, and paperwork, (c) acknowledging the financial obligations as to fine, community service, forfeiture, and special assessment, (d) pledging to make timely payments under the terms of the Plea Agreement, (e) binding Lumber Liquidators, Inc. and its direct and indirect subsidiaries and business units to the obligations and terms herein, and (e) warranting that the resolution was in accordance with corporate formalities, company bylaws, and the applicable laws of the State of Virginia.

17.	Organizational Changes

The defendant shall not, through a change of name, business reorganization, bankruptcy, insolvency, receivership, sale or purchase of assets, divestiture of assets, or similar action, seek to avoid the obligations and terms set forth in this Plea Agreement. This Agreement, together will all of the obligations and terms hereof, shall inure to the benefit of and shall bind partners, assignees, successors-in-interest, or transferees of the defendant.

18.	Nature of the Agreement and Modifications

This written agreement constitutes the complete Plea Agreement between the government, the defendant, and the defendant’s counsel. The defendant agrees that the obligations and terms of this agreement shall apply to all direct and indirect subsidiaries of the defendant, as well as any direct or indirect subsidiaries subsequently formed. The defendant and the defendant’s attorney acknowledge that no threats, promises, or representations have been made, nor agreements reached, other than those set forth in writing in this Plea Agreement, including the stipulated Statement of Facts, Environmental Compliance Plan (Exhibit A), Consent Order of Forfeiture (Exhibit B), and Guaranty of Lumber Liquidators Holdings, Inc. (Exhibit D), and the Stipulation for Settlement and Joint Motion for Entry of Consent Order of Forfeiture in Case No.___________ , to cause the defendant to plead guilty. Any modification of this Plea Agreement shall be valid only as set forth in writing in a supplemental or revised Plea Agreement signed by all parties.

ON BEHALF OF THE UNITED STATES:

	John C. Cruden		Dana J. Boente
	Assistant Attorney General of the Environment		United States Attorney
	and Natural Resources Division		Eastern District of Virginia

By:	/s/ Patrick M. Duggan	By:	/s/ Stephen W. Haynie
	Patrick M. Duggan, Trial Attorney		Stephen W. Haynie
	Christopher L. Hale, Trial Attorney		Assistant United States Attorney
	Environmental Crimes Section		Eastern District of Virginia
U.S. Department of Justice

Defendant’s Signature: I hold the title of Chief Compliance and Legal Officer at the defendant corporation, and I am the authorized representative of the defendant corporation. I hereby agree that I have consulted with my attorney and fully understand all rights with respect to the pending Criminal Information. Further, I fully understand all rights with respect to 18 U.S.C. § 3553 and the provisions of the Sentencing Guidelines Manual that may apply in this case. I have read this Plea Agreement and carefully reviewed every part of it with my attorney. I understand this Agreement and voluntarily agree to it on behalf of the defendant.

Date: October 7, 2015	/s/ Jill Witter
Jill Witter
Corporate Representative for Lumber Liquidators, Inc.

Defense Counsel Signature: I am counsel for the defendant in this case. I have fully explained to the defendant the defendant’s rights with respect to the pending Criminal Information. Further, I have reviewed 18 U.S.C. § 3553 and the Sentencing Guidelines Manual, and I have fully explained to the defendant the provisions that may apply in this case. I have carefully reviewed every part of this Plea Agreement with the defendant. To my knowledge, the defendant’s decision to enter into this Agreement is an informed and voluntary one.

Date: October 7, 2015	/s/ Patrick R. Hanes
Patrick R. Hanes, Williams Mullen
Charles E. James, Jr., Williams Mullen, PC Andrew O. Mathews, Williams Mullen, PC Bruce A. Baird, Covington & Burling, LLP Counsel for the Defendant

U. S. DEPARTMENT OF JUSTICE
Statement of Special Assessment Account

This statement reflects your special assessment only. There may be other penalties imposed at sentencing.

ACCOUNT INFORMATION
CRIM. ACTION NO.:
DEFENDANT’S NAME:	Lumber Liquidators, Inc.
PAY THIS AMOUNT:

INSTRUCTIONS:

1.	MAKE CHECK OR MONEY ORDER PAYABLE TO: CLERK, U.S. DISTRICT COURT

2.	PAYMENT MUST REACH THE CLERK’S OFFICE BEFORE YOUR SENTENCING DATE

3.	PAYMENT SHOULD BE SENT TO:

	In person (9 AM to 4 PM)	By mail:
Alexandria cases:	Clerk, U.S. District Court 401 Courthouse Square Alexandria, VA 22314
Richmond cases:	Clerk, U.S. District Court 701 East Broad Street, Suite3000 Richmond, VA 23219
Newport News cases:	Clerk, U.S. District Court 2400 West Ave, Ste 100 Newport News, VA 23607
Norfolk cases:	Clerk, U.S. District Court 600 Granby Street Norfolk, VA 23510

4.	INCLUDE DEFENDANT’S NAME ON CHECK OR MONEY ORDER

5.	ENCLOSE THIS COUPON TO ENSURE PROPER and PROMPT APPLICATION OF PAYMENT

Lacey Act Compliance Framework1

1. Compliance Objectives

As a company, Lumber Liquidators Inc., including all current and subsequent direct and indirect subsidiaries2 (“Lumber Liquidators” or the “Company”) is committed to being a good “corporate citizen” and abiding by the applicable laws, rules and regulations wherever we do business. As part of its efforts to continuously improve its processes and procedures, the Company, in consultation with third-party subject matter experts, updates and revises relevant Company policies in an effort to meet this commitment.

As an industry leader, the Company seeks to conserve and protect threatened forest habitats and safeguard the future of natural resources critical to the timber industry. A large part of this effort is the support and use of legally harvested and exported sustainable wood sources. Compliance with relevant laws, including the Lacey Act (16 U.S.C. §§ 3371 et seq.) is a critical component of a transparent, legal, and sustainable supply chain.

The objective of this document is to set forth a framework that will help ensure legal wood sourcing, accurate reporting, and accurate labeling. As part of a comprehensive Lacey Act compliance program, the Company will develop specific procedures and documents that implement the rules set forth below. This document, therefore, represents only the minimum standards that will be met by the Company, as opposed to the specific procedures that the Company will utilize to meet the standards herein.

2. Legal Background

The Lacey Act is the oldest wildlife protection statute in the United States. Initially enacted to protect animal species, the Lacey Act was amended, effective May 22, 2008, to more broadly include plant species. The goals of the amendment were, amongst others, to prevent trade in illegally-harvested lumber and products made thereof, to ensure that U.S. companies were operating on a level playing field, and to provide better transparency into the source and species of products being imported into the U.S.

2.1. General Prohibitions Under the Lacey Act

The Lacey Act makes it unlawful to:

Trade in any plant that is taken, possessed, transported, or sold in violation of the laws of the United States, a State, Indian Tribe, or any foreign law that protects plants; Falsify or submit falsified documents, accounts or records of any plant covered by the Lacey Act; and/or Import plants and plant products (with some exemptions) without an import declaration.

1 Pursuant to Special Condition No. 1 of the Plea Agreement in U.S. v. Lumber Liquidators, Inc. (Case No. __________ ), this Framework is synonymous with the court-mandated Environmental Compliance Plan.

2 Pursuant to the footnote two of the Plea Agreement and the Guaranty Agreement with Lumber Liquidators Holdings, Inc., this framework is binding upon Lumber Liquidators Holdings, Inc. and all direct and indirect subsidiaries and business units.

Exhibit A to the PLEA AGREEMENT

The full text of the Lacey Act can be found at Attachment A. In addition, a useful reference guide can be found at http://www.aphis.usda.gov/plant_health/lacey_act/-index.shtml.

2.2. Lacey Act Penalties

Violations of the Lacey Act carry serious penalties for companies and individuals. In addition to civil fines and forfeiture of goods, criminal penalties may also attach to individuals or companies found to have knowingly, and in some cases with lack of due care, violated the Lacey Act.

A misdemeanor violation of the Lacey Act, punishable by up to one (1) year in prison and a fine of $100,000 ($200,000 for companies), may be found if, in the exercise of due care, the individual or the company should have known the wood it purchased was illegally taken, possessed, transported or sold. Felony culpability, punishable by up to five (5) years in prison and a $250,000 ($500,000 for companies), may lie for knowing violations of the Lacey Act.

3. Program Authority and Governance

Lumber Liquidators shall implement and maintain a code of business conduct and ethics that affirms that every employee at Lumber Liquidators shall be responsible for compliance with the Lacey Act’s requirements, as with every other regulation to which the Company is subject. Employees in the various business units shall have the primary responsibility to ensure that the Company adheres to laws like the Lacey Act and when there is a question as to whether an action is or is not permitted, it is their duty to consult their counterparts in Legal and Compliance before proceeding.

In turn, the leaders of these business units shall be responsible for ensuring that their teams and the third parties they engage follow all necessary compliance procedures.

Lumber Liquidators’ Chief Compliance Officer (CCO) shall be responsible for the oversight of the Company’s program to address the requirements of the Lacey Act and related regulations. The CCO shall report directly to the Chief Executive Officer (CEO) of the Company, shall make periodic (at least semi-annual) reports regarding compliance matters directly to the Board of Directors of the Company or a Committee of the Board of Directors of the Company (the term “Board” shall mean such Board of Directors or Committee thereof), and shall be authorized to report on such matters to the CEO of the Company and the Board at any time. A team of individuals that focuses on the requirements of the Lacey Act (“Lacey team”) shall report directly to the CCO. At least one member of the Lacey team, which may include the CCO, shall be a U.S.-based employee with at least approximately five years of experience in the timber-product or forestry industry. The Lacey team shall coordinate with other business functions, as appropriate, to meet the requirements of the Lacey Act Compliance Program and its associated processes. Each business function shall have a designated member of the Lacey team that is responsible for liaising with that business function.

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4. Due Care and Diligence

Lumber Liquidators will exercise due care and diligence through the research, review and validation of relevant information regarding merchandise sold in its stores and the individuals and organizations with which the Company conducts business.

There will be four general steps in the Company’s due care activities: risk assessment, vendor validation/evaluation, purchase order (PO) review, and auditing/monitoring. In addition to those four steps the Company will exercise due care by providing its employees with training and tools to report any potential Lacey Act concerns via secure and anonymous means. The Company’s procedures to ensure the exercise of due care shall all be memorialized.

5. Risk Assessment

Lumber Liquidators will use a risk-based approach to the implementation of the various elements of its compliance program including the Lacey Act Compliance Program.

a) The Risk Assessment described in this numbered paragraph shall be implemented according to the following schedule:

(i)	For a new supplier that deals in wood product sourced from outside the United States, prior to the import or shipment of wood product to the United States;
(ii)	For an existing supplier of wood product, and if that supplier is located in Asia or South America, by no later than March 1, 2016;
(iii)	For an existing supplier of wood product, and if that supplier is located in Africa, Central America, or Mexico, by no later than June 1, 2016;
(iv)	For an existing supplier of wood product, and if that supplier is otherwise located outside the United States, by no later than December 31, 2016;
(v)	For all other new or existing suppliers of wood product, by no later than March 1, 2017; and
(vi)	For an existing supplier of wood product, prior to onboarding or shipping to the United States any product line or SKU that includes a high-risk product or plants that are listed on any Appendix of the Convention on International Trade in Endangered Species of Wild Fauna and Flora (without regard to purported country of origin for Appendix III species); although if such a supplier has already undergone a full risk assessment within the previous twelve months, a targeted risk assessment, which must include an in-person site visit, may be conducted with regard to the new product line/SKU.

b) In evaluating risk of a supplier, a U.S.-based member of the Lacey team will consider, in addition to other factors:

(i)	Product risk:
(1)	Any legal/regulatory requirements related to the raw materials for a specific product (such as logging bans or export quotas);
(2)	Reported instances of illegal or unethical logging in the relevant geographical region or related to the relevant product or species;
(3)	The potential for species substitution;

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(4)	The protected status of the species used in the product;
(ii)	The level of vertical integration between forest and supplier;
(iii)	Country-level corruption ratings from third party sources;
(iv)	Legality concerns noted by private sector or government third parties;
(v)	Unusual “deals” or sales methods;
(vi)	Relative market and offer prices;
(vii)	Results of an in-person audit at the supplier’s place of business, completed by a member of the Lacey team, third-party certification body, or third-party auditor with specialized industry expertise; and
(viii)	In light of the above factors, the supplier’s past and present ability to provide documentation that appears to be legitimate and consistent with legal harvest and sufficient to demonstrate chain of custody.[3]

c) Lumber Liquidators, may also consider the following factors,

(i)	The length of the relationship between Lumber Liquidators and the supplier;
(ii)	The importance of the product to Lumber Liquidators; and
(iii)	The amount of a product purchased per year or the amount of product purchased from a supplier per year;

Once all of these factors, and any others found to be appropriate, are considered as part of an objective matrix and are given a risk level, the Company will designate each supplier and product (SKU) as low risk, medium risk, or high risk, and set out specific restrictions regarding doing business with each supplier, such as additional approval or other monitoring requirements (if any) beyond what is set forth herein that are deemed appropriate. If the supplier is providing a product that is considered high risk per the above factors, then that supplier will automatically be considered high risk. Further, the factors enumerated in subparagraph c) above may not constitute more than 10% of any objective risk matrix.

If a supplier is considered medium or high risk, then the Chief Compliance Officer must give initial approval before any product is purchased or any transactions are completed that would result in a shipment to United States of product from such a supplier. The CCO must make a written record of the decision-making process.

A supplier shall be evaluated every three years if low risk, every two years if medium risk, and every year if high risk. If the Company has never purchased product from the supplier, then the evaluation must take place before the Company begins to import product from that supplier is into the U.S.

3 Each time that a supplier or product undergoes a risk evaluation or revaluation, a member of the Lacey team (or a third party engaged by the Company to provide this service) shall conduct an internet search in order to determine what the most recent legality concerns are for that product or supplier. The search should include regional legality concerns, the history of the supplier, and legality concerns related to the specific specie(s) being evaluated. The efforts to determine current legality concerns must include information from a minimum of four sources and must be documented and retained. Though internet-based resources are subject to change, current sources of information on timber legality issues include: Global Forest Registry (www.globalforestregistry.org), the Global Forest Trade Network Guide to Legal and Responsible Sourcing (http://sourcing.gftn.panda.org/), Keep it Legal Country Guides, and the Forest Legality Alliance (http://www.forestlegality.org/)

4

A member of the Lacey team (or an internal employee trained in Lacey inspection protocols and reporting up to CCO, either on a full-time or project basis), third-party auditor with specialized industry expertise, or appropriate certification body, shall conduct onsite inspection visits no less than quarterly for medium and high risk suppliers, as well as low risk suppliers who are providing medium risk products. A record of the onsite visit will be maintained by a U.S.-based member of the Lacey team.

Lumber Liquidators will continuously evaluate its risk assessment methodology to stay current with legislative/regulatory updates and external trends. The CCO shall be responsible for the development and implementation of risk assessment procedures designed to address all components of the Lacey Act Compliance Program, but any modifications to the Program shall not be less stringent that what is set forth in this Framework.

6. Vendor Validation and Evaluation

The CCO shall be responsible for implementing procedures designed to ensure that Lumber Liquidators does not conduct business with suppliers and other vendors whose products or activities may be in violation of Lacey Act requirements. A critical element for avoiding business activities with non-compliant third parties is to establish a third party due diligence process aimed at not engaging such vendors in the first place.

When onboarding a new supplier or vendor whose activities implicate Lacey Act requirements, the Lacey team will work with the relevant business functions to complete a series of procedures to ensure the vendor is capable of meeting the Company’s standards. These procedures will include, but are not limited to:

a)	A risk assessment as described in section 5 of this document;
b)	A sample purchase order-level evaluation as described in section 7 of this document;
c)	An in-person audit by a member of the Lacey team, appropriate third-party certification body, or third-party auditor with specialized industry experience; and
d)	The procurement of language skills and the use of those skills to assess submitted documentation of sourcing and legality.

The Lacey team will be responsible for memorializing the above steps. The CCO must provide written authorization to conduct business with a new supplier before the Company may engage in any transactions with that new supplier. The authorization must include consideration of the factors listed above.

To the extent that the Lacey Act-specific onboarding requirements overlap with the procedures of the Company’s supplier audits, those procedures can be used to fulfill the requirements of this program. However, to the extent that those procedures rely on self-reported information provided by potential vendors, those supplier audit procedures should be supplemented by the above items where appropriate in order to independently verify and augment the data supplied by the third parties under review.

5

7. Purchase Order Review

The Lacey team shall be responsible for creating and implementing a risk-based approach to ensure that Purchase Orders (“POs”) comply with the Lacey Act. The purpose of the PO review is not just to audit the PO documents, but to ensure that by June 1, 2016, Lumber Liquidators can establish an unbroken and verified chain of custody from itself back to the product’s source using documentation down to the forest level.

At a minimum, prior to the importation of any wood product, a U.S.-based member of the Lacey team shall:

a)	Review and catalog all supplemental documentation showing the harvest location, harvest legality, and chain of custody for timber used to fulfill each purchase order.
i)	If the documentation is not written in a language known to the Lacey team member, the company shall procure a translation;
b)	Review relative market and offer prices;
c)	Determine whether the supplemental documentation has been previously used;
d)	Determine whether all supplemental documentation is capable of supporting the quantity of timber included in the PO;
e)	Determine whether all supplemental documentation is internally consistent and rational (e.g., the timber species is the same across all documents, there are no extensive temporal gaps, the timing is rational, the species actually grows in that area, etc.);
f)	Review the PPQ-505 declaration to determine if all information is consistent with and supported by supplemental documentation;
g)	Submit the PPQ-505 declaration at the time of import, prior to submission to USDA-APHIS; and
h)	Document the decision as to whether the purchase order, in consideration of above factors and the product and supplier risk, reasonably appears to be legally sourced, including the basis for that decision.

Required documentation may be compiled by a non-U.S. based employee trained in Lacey compliance that reports up to CCO. Additional monitoring and auditing processes (if deemed appropriate) conducted by U.S. based employees reporting up to the CCO (either on a full time or project basis) shall be implemented, based on risk level of product and supplier. To be clear, each PO for a medium or high risk product or from a medium or high risk supplier shall be reviewed and analyzed as above and requires clearance before importation into the U.S., and if cleared, such clearance must be signed off by the CCO, or the CCO’s designee. A record shall be kept indicating which member of the Lacey team performed each of the above tasks for each purchase order.

If any purchase order is not accompanied by sufficient supplemental documentation to support legality, or the PPQ-505 declaration cannot be supported by the supplemental documentation, then the product will not be accepted until such documentation is provided. If the documentation is not provided within a reasonable time, then the product will not be imported. If a product has already been shipped at the time that a deficiency is identified, then the Company shall reject the product and ship it back to the supplier.

6

8. Auditing and Monitoring

The Chief Compliance Officer, using either internal or third-party resources4, shall ensure that appropriate auditing and monitoring activities are conducted for Lacey Act compliance. These activities shall include field and desk audits to verify that Company requirements are being met, identification of necessary corrective action, and ensuring that ongoing monitoring is incorporated into the Company’s activities.

9. Remediation and Mitigation

The Chief Compliance Officer shall be responsible for remediation and mitigation relating to the Lacey Act Compliance Program. Corrective action plans and verification procedure(s) shall be used when missteps are detected during audit monitoring and/or review processes, or otherwise. If, at any point in the purchase or order cycle, the Company becomes aware that a product does not adhere to Lumber Liquidators’ requirements, the Company will reject the PO and refuse to import, return, and/or refuse receipt of the product as appropriate at that point in the cycle. Further, Lumber Liquidators may require the DNA and/or isotope testing of products as needed to verify that the genus, species, and/or growing region of a raw material used to produce a product is consistent with the information provided by the supplier. For any medium or high risk products, a program of random species identification of products will be developed and implemented on an ongoing basis beginning no later than January 1, 2016.

Business units (such as Merchandising) engage in the primary activities that implicate the Lacey Act Compliance Program. Therefore, while the Chief Compliance Officer shall be the approver of the Lacey Act Compliance Program, each business unit leader shall be responsible for ensuring that employee and third-parties working in his or her business unit adhere to the established protocols to address compliance with the Lacey Act, including but not limited to, the tracking and enforcement of identified, required corrective action(s), including those issued to product suppliers.

If, at any point, a member of the Lacey team or any other employee determines that the Company is not internally capable of sufficiently auditing or evaluating a supplier or a product, then that concern should be reported through appropriate channels to the CCO. The CCO shall make a record of the concern, should consider the concern, and where appropriate, either increase internal capabilities as needed, or engage a third-party to conduct the activities that the Company cannot sufficiently complete internally. If the decision is made that the reported concern was unfounded, the CCO shall make a record of that decision and the basis therefore.

4 Pursuant to the Plea Agreement in this case, the Lacey Act compliance procedures will be audited by a third-party for at least three of the first four years of probation.

7

10. Training and Communication

The leaders of the business units implicated by the Lacey Act shall bear the primary responsibility for ensuring that all necessary employees receive the proper training. The Chief Compliance Officer shall be responsible for providing training and updates related to the requirements of the Lacey Act and applicable regulations as well as the Company’s policies and procedures.

Annual training regarding the Lacey Act and the Company’s Lacey Act compliance program will be required for employees and third parties whose responsibilities are affected by the Lacey Act. The CCO will identify employees and third parties who must receive the Lacey Act training and such training will be tailored based upon the degree to which an employee’s or third party’s duties relate to the Lacey Act. The Lacey team will develop these training programs, coordinating with other business functions as appropriate. A record will be maintained of the identity and position of each employee trained each year, and the date(s) of training.

11. Disciplinary Action for Non-Compliance

Any Company employee who is found to have violated any of the procedures contained in the Company’s Lacey Act Compliance Program will be subject to disciplinary action including possible termination. The Company will maintain records related to any such disciplinary action in the personnel files of any affected employee.

12. Records Retention

Lumber Liquidators will retain all records related to Lacey Act compliance for a minimum of 5 years.

13. Reporting Violation and Non-Retaliation

Directors, officers, employees, and agents will be directed to report any potential misconduct if they have a good faith belief that there may be a violation of law or the Lacey Act Compliance Program and accompanying procedures. Reports may be made anonymously through the telephone hotline or email hotline, or to supervisors, management, Legal, or Compliance.

8

UNITED STATES DISTRICT COURT FOR THE
EASTERN DISTRICT OF VIRGINIA
Norfolk Division

UNITED STATES OF AMERICA	)
)
v.	) CRIMINAL NO.
)
LUMBER LIQUIDATORS, INC.,	)
)
Defendant.	)

CONSENT ORDER OF FORFEITURE

BASED UPON the Plea Agreement entered into between the United States of America and the defendant, Lumber Liquidators, Inc., the Stipulated Statement of Facts, the stipulations set forth below, and finding that there is the requisite nexus between the property listed below and Count One of the Criminal Information to which the defendant has pleaded guilty, and that the defendant has an interest in said property, IT IS HEREBY ORDERED:

1.	That pursuant to 18 U.S.C. §§ 981(a)(2)(A), 982(a)(2)(B), 28 U.S.C. § 2461(c), and 31 U.S.C. § 9703, the following property is forfeited to the United States, specifically the Department of Treasury Forfeiture Fund:

a.	A sum of money in the amount of $969,175 which represents the proceeds of Count One, which sum shall constitute a monetary judgment against the defendant in favor of the United States.

2.	The United States, through its agent - U.S. Customs and Border Protection or other authorized agency of the Department of Homeland Security, may seize and take possession of the above-described property.

Exhibit B to the PLEA AGREEMENT

3.	The United States shall, to the extent practicable, provide direct written notice to any persons known to have alleged an interest in the seized property, and shall publish notice of this Order in accordance with Federal Rule of Criminal Procedure 32.2(b)(6).
4.	Any person, other than the defendant, asserting any legal interest in the property may, within thirty days of the publication of notice or the receipt of notice, whichever is earlier, petition the court for a hearing to adjudicate the validity of their alleged interest in the property.
5.	Following the Court’s disposition of all timely petitions filed, a final order of forfeiture shall be entered. If no third party files a timely petition, this Order shall become the final order of forfeiture, as provided by Fed. R. Crim. P. 32.2(c)(2), and the United States shall have clear title to the property, and shall dispose of the property in accordance with law.

Date	United States District Judge

The parties stipulate and agree that the aforementioned $969,175 constitutes property that is traceable to, derived from, fungible with, or a substitute for property that constitutes the proceeds of the crime charged in Count One, a violation of 18 U.S.C. § 542, and is subject to forfeiture to the United States, pursuant to 18 U.S.C. §§ 981(a)(2)(A), 982(a)(2)(B) and 28 U.S.C. § 2461(c).

The defendant hereby waives the requirements of Federal Rules of Criminal Procedure 32.2 and 43(a) regarding notice of the forfeiture in the charging instrument, announcement of the forfeiture at sentencing, and incorporation of the forfeiture in the Judgment.

The defendant stipulated and warrants that it has the control and authority to legally bind its subsidiaries and affiliated companies have no, and shall make no, claim to the forfeited property.

2

ON BEHALF OF THE UNITED STATES:

	John C. Cruden		Dana J. Boente
	Assistant Attorney General of the Environment		United States Attorney
	and Natural Resources Division		Eastern District of Virginia

By:		By:
	Patrick M. Duggan, Trial Attorney		Stephen W. Haynie
	Christopher L. Hale, Trial Attorney		Assistant United States Attorney
	Environmental Crimes Section		Eastern District of Virginia
U.S. Department of Justice

Defendant’s Signature: I hold the title of Chief Compliance and Legal Officer at the defendant corporation, and I am the authorized representative of the defendant corporation.

Date:
Jill Witter Corporate Representative for Lumber Liquidators, Inc.

Defense Counsel Signature:

Date: ______________
Patrick R. Hanes, Williams Mullen, PC
Charles E. James, Jr., Williams Mullen, PC
Andrew O. Mathews, Williams Mullen, PC
Bruce A. Baird, Covington & Burling, LLP
Counsel for the Defendant

3

JOINT UNANIMOUS WRITTEN CONSENT

OF THE

BOARD OF DIRECTORS AND STOCKHOLDERS

OF

LUMBER LIQUIDATORS, INC.

The undersigned, being all of the directors and stockholders of Lumber Liquidators, Inc., a Delaware corporation (the “Company”), in lieu of holding meetings of the Board of Directors and stockholders, do hereby take the following actions and approve and adopt the following resolutions by written consent without a meeting pursuant to Sections 141(f) and 228 of the Delaware General Corporation Law and the Company’s Bylaws, with the same force and effect as if such resolutions were approved and adopted at duly constituted meetings of the Board of Directors and stockholders:

[Settlement of Lacey Act Investigation]

WHEREAS, Lumber Liquidators Holdings, Inc. (“Holdings”), the sole stockholder of the Company, has been engaged in discussions with the Environment and Natural Resources Division of the United States Department of Justice (the “DOJ”) and the United States Attorney for the Eastern District of Virginia (“U.S. Attorney”) regarding their investigation into the compliance of Holdings and its subsidiaries, including the Company, with federal restrictions under the Lacey Act on the importation and transportation of certain timber into and within the United States (the “Investigation”); and

WHEREAS, in order to resolve the matters that are the subject of the Investigation, the DOJ and U.S. Attorney have proposed that the Company enter into (i) a Plea Agreement, a copy of which is attached hereto as Exhibit A (the “Plea Agreement”), and (ii) a Statement of Facts, a copy of which is attached hereto as Exhibit B (the “Statement of Facts”), which shall be incorporated into and made a part of the Plea Agreement; and

WHEREAS, the terms of the Plea Agreement require, among other things, that the Company agree to (i) pay a fine of $7.8 million, (ii) make two community service payments totaling $1,230,825, and (iii) a five year probation during which the Company shall implement an Environmental Compliance Plan (“ECP”) to be included as part of the Plea Agreement and engage an accounting and/or environmental consulting firm to conduct three audits of the Company’s compliance with the ECP and with certain requirements of the Lacey Act; and

WHEREAS, in connection with the Plea Agreement, the Company will be required to execute a Consent Order of Forfeiture, a copy of which is attached hereto as Exhibit C (the “Consent Order of Forfeiture”), pursuant to which the Company will pay the sum of $969,175 as a forfeiture relating to the proceeds from the sale of certain Mongolian oak flooring, and will be further required to execute a Stipulation for Settlement and Joint Motion for Entry of Consent Order of Forfeiture, a copy of which is attached hereto as Exhibit D (the “Stipulation for Settlement”) and a Stipulated Consent Judgment and Order of Forfeiture, a copy of which is attached hereto as Exhibit E (the “Stipulated Consent Judgment”), pursuant to which the Company will pay as a forfeiture the sum of $3,155,000 in lieu of the forfeiture of certain birch and oak hardwood flooring (the Consent Order of Forfeiture, the Stipulation for Settlement and the Stipulated Consent Judgment being collectively referred to hereafter as the “Forfeiture Pleadings”); and

EXHIBIT C-1 to the PLEA AGREEMENT

WHEREAS, the Board of Directors of Holdings, by unanimous written consent effective September 23, 2015, approved the settlement with the DOJ and U.S. Attorney on the terms and conditions set forth in the Plea Agreement and the Forfeiture Pleadings and authorized its officers to take the necessary steps to resolve the Investigation.

NOW, THEREFORE, BE IT

RESOLVED, that Jill Witter, the Chief Compliance and Legal Officer of Holdings and the Company (the “Attorney-in-Fact”), be, and she hereby is, appointed as the Company’s attorney-in-fact with full power of substitution and with full power and authority to do all things necessary on behalf of the Company to finally resolve the matters with the DOJ and the U.S. Attorney, including but not limited to appearing in court to enter a guilty plea on behalf of the Company as contemplated by the Plea Agreement and as may be required in connection with the Forfeiture Pleadings; and be it

FURTHER RESOLVED, that the Plea Agreement, the Statement of Facts and the Forfeiture Pleadings be, and the same hereby are, approved and adopted in all respects in substantially the form as set forth in the respective Exhibits attached hereto, with such immaterial modifications as may be approved by the Attorney-in-Fact in her sole discretion; and that any and all ancillary documents, agreements or pleadings that may be contemplated by or in furtherance of the Plea Agreement, the Statement of Facts, the Forfeiture Pleadings or the final resolution of the Investigation be, and they hereby are, approved and adopted in all respects as the act and deed of the Company; and be it

FURTHER RESOLVED, that the President of the Company, any officer of the Company and the Attorney-in-Fact (collectively, the “Authorized Officers”) be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute the Plea Agreement, the Statement of Facts, the Forfeiture Pleadings and any ancillary documents, agreements or pleadings that are contemplated by or in furtherance of the Plea Agreement, the Statement of Facts, the Forfeiture Pleadings or the final resolution of the Investigation, and to deliver the same to the DOJ and the U.S. Attorney, such execution and delivery conclusively to evidence the due authorization and approval thereof by the Company; and be it

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver, or cause to be executed and delivered, such additional or other agreements, documents, certificates and instruments, and to take any and all steps and to do all things that they may deem necessary or advisable in order to effect the purposes of each and all of the foregoing resolutions, and to pay or authorize the payment of any and all fines, forfeitures, fees, costs and expenses in connection therewith; and be it

FURTHER RESOLVED, that any actions taken by the Authorized Officers and any officers, attorneys or agents of the Company prior to the date of this meeting that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the acts and deeds of the Company; and be it

FURTHER RESOLVED, this joint unanimous written consent is effective as of the 7th day of October, 2015.

[SIGNATURES ON NEXT PAGE]

Signature Page to Joint Unanimous Written Consent of the

Board of Directors and Stockholders of Lumber Liquidators, Inc.

Board of Directors:

Date: October 6, 2015		/s/ E. Livingston B. Haskell
E. Livingston B. Haskell

Stockholder:

Date: October 6, 2015		Lumber Liquidators Holdings, Inc.

	By:	/s/ Jill Witter
Jill Witter
Chief Compliance and Legal Officer

ALL OF THE DIRECTORS AND STOCKHOLDERS

UNANIMOUS WRITTEN CONSENT

OF

THE BOARD OF DIRECTORS

OF

LUMBER LIQUIDATORS HOLDINGS, INC.

The undersigned, being all of the members of the Board of Directors of Lumber Liquidators Holdings, Inc., a Delaware corporation (the “Company”), in lieu of holding a meeting of the Board of Directors, pursuant to Section 141(f) of the Delaware General Corporation Law and the Company’s Bylaws, do hereby take the following actions and approve and adopt the following resolutions by written consent without a meeting, with the same force and effect as if they were approved and adopted at a duly constituted meeting of the Board of Directors:

[Settlement of Lacey Act Investigation]

WHEREAS, the Company has been engaged in discussions with the Environment and Natural Resources Division of the United States Department of Justice (the “DOJ”) and the United States Attorney for the Eastern District of Virginia (“U.S. Attorney”) regarding their investigation into the Company’s compliance with federal restrictions under the Lacey Act on the importation and transportation of certain timber into and within the United States (the “Investigation”); and

WHEREAS, in order to resolve the matters that are the subject of the Investigation, the DOJ and U.S. Attorney have proposed that the Company enter into (i) a Plea Agreement, a copy of which is attached hereto as Exhibit A (the “Plea Agreement”), and (ii) a Statement of Facts, a copy of which is attached hereto as Exhibit B (the “Statement of Facts”), which shall be incorporated into and made a part of the Plea Agreement; and

WHEREAS, the terms of the Plea Agreement require, among other things, that the Company agree to (i) pay a fine of $7.8 million, (ii) make two community service payments totaling $1,230,825, and (iii) a five year probation during which the Company shall implement an Environmental Compliance Plan (“ECP”) to be included as part of the Plea Agreement and engage an accounting and/or environmental consulting firm to conduct three audits of the Company’s compliance with the ECP and with certain requirements of the Lacey Act; and

WHEREAS, in connection with the Plea Agreement, the Company will be required to execute a Consent Order of Forfeiture, a copy of which is attached hereto as Exhibit C (the “Consent Order of Forfeiture”), pursuant to which the Company will pay the sum of $969,175 as a forfeiture relating to the proceeds from the sale of certain Mongolian oak flooring, and will be further required to execute a Stipulation for Settlement and Joint Motion for Entry of Consent Order of Forfeiture, a copy of which is attached hereto as Exhibit D (the “Stipulation for Settlement”) and a Stipulated Consent Judgment and Order of Forfeiture, a copy of which is attached hereto as Exhibit E (the “Stipulated Consent Judgment”), pursuant to which the Company will pay as a forfeiture the sum of $3,155,000 in lieu of the forfeiture of certain birch and oak hardwood flooring (the Consent Order of Forfeiture, the Stipulation for Settlement and the Stipulated Consent Judgment being collectively referred to hereafter as the “Forfeiture Pleadings”); and

EXHIBIT C-2 to the PLEA AGREEMENT

WHEREAS, the Board of Directors finds it to be in the best interests of the Company to settle the matters with the DOJ and the U.S. Attorney on the terms and conditions set forth in the Plea Agreement and the Forfeiture Pleadings.

NOW, THEREFORE, BE IT

RESOLVED, that Jill Witter, the Chief Legal Officer of the Company (the “Attorney-in-Fact”), be, and he hereby is, appointed as the Company’s attorney-in-fact with full power of substitution and with full power and authority to do all things necessary on behalf of the Company to finally resolve the matters with the DOJ and the U.S. Attorney, including but not limited to appearing in court to enter a guilty plea on behalf of the Company as contemplated by the Plea Agreement and as may be required in connection with the Forfeiture Pleadings; and be it

FURTHER RESOLVED, that the Plea Agreement, the Statement of Facts and the Forfeiture Pleadings be, and the same hereby are, approved and adopted in all respects in substantially the form as set forth in the respective Exhibits attached hereto, with such immaterial modifications as may be approved by the Attorney-in-Fact in her sole discretion; and that any and all ancillary documents, agreements or pleadings that may be contemplated by or in furtherance of the Plea Agreement, the Statement of Facts, the Forfeiture Pleadings or the final resolution of the Investigation be, and they hereby are, approved and adopted in all respects as the act and deed of the Company; and be it

FURTHER RESOLVED, that Thomas D. Sullivan, acting Chief Executive Officer of the Company, Gregory A. Whirley, Jr., interim Chief Financial Officer and Senior Vice President, Finance of the Company and the Attorney-in-Fact (collectively, the “Authorized Officers”) be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute the Plea Agreement, the Statement of Facts, the Forfeiture Pleadings and any ancillary documents, agreements or pleadings that are contemplated by or in furtherance of the Plea Agreement, the Statement of Facts, the Forfeiture Pleadings or the final resolution of the Investigation, and to deliver the same to the DOJ and the U.S. Attorney, such execution and delivery conclusively to evidence the due authorization and approval thereof by the Company; and be it

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver, or cause to be executed and delivered, such additional or other agreements, documents, certificates and instruments, and to take any and all steps and to do all things that they may deem necessary or advisable in order to effect the purposes of each and all of the foregoing resolutions, and to pay or authorize the payment of any and all fines, forfeitures, fees, costs and expenses in connection therewith; and be it

FURTHER RESOLVED, that any actions taken by the Authorized Officers and any officers, attorneys or agents of the Company prior to the date of this meeting that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the acts and deeds of the Company; and be it

FURTHER RESOLVED, this written consent is effective as of the 23rd day of September, 2015.

[SIGNATURES ON NEXT PAGE]

Signature Page to Unanimous Written Consent of

Board of Directors of Lumber Liquidators Holdings, Inc.

/s/ Macon F. Brock, Jr.	September 22, 2015
Macon F. Brock, Jr.	Date

/s/ Douglas T. Moore	September 22, 2015
Douglas T. Moore	Date

/s/ John M. Presley	September 22, 2015
John M. Presley	Date

/s/ Peter B. Robinson	September 22, 2015
Peter B. Robinson	Date

/s/ Martin F. Roper	September 22, 2015
Martin F. Roper	Date

/s/ Thomas D. Sullivan	September 24, 2015
Thomas D. Sullivan	Date

/s/ Nancy M. Taylor	September 22, 2015
Nancy M. Taylor	Date

/s/ Jimmie L. Wade	September 22, 2015
Jimmie L. Wade	Date

THIS GUARANTY AGREEMENT (“Guaranty”), dated as of____________ , 2015, (“Effective Date”), is issued and delivered by Lumber Liquidators Holdings, Inc., a Delaware corporation (the “LL Guarantor”), for the account of Lumber Liquidators, Inc., a Delaware corporation (the “Obligor”), and for the benefit of the United States of America, by and through the Environmental Crimes Section of the United States Department of Justice and the United States Attorney for the Eastern District of Virginia, and all other payees described under the Plea Agreement (as defined below) (collectively referred to herein as the “Government Beneficiary”) (LL Guarantor, Obligor, Government Beneficiary and Subsidiaries (as defined below) are collectively referred to herein as the “Parties”).

Background Statement

WHEREAS the Government Beneficiary and the Obligor, have entered into a Plea Agreement dated as of__________ , 2015 (the “Plea Agreement”), attached as Exhibit A, and incorporated by reference herein, wherein the Obligor promises to make certain payments and perform certain obligations;

WHEREAS the Government Beneficiary has required that the LL Guarantor deliver to the Government Beneficiary this Guaranty as an inducement for the Government Beneficiary to enter into the Plea Agreement with the Obligor;

WHEREAS the LL Guarantor holds several wholly-owned subsidiary companies including; the Obligor; Lumber Liquidators Leasing, LLC, a Delaware limited liability company; Lumber Liquidators Services, LLC, a Delaware limited liability company; Lumber Liquidators Production, LLC, a Delaware limited liability company; the Chinese Representative Office, a Business Unit of LL Leasing based in Shanghai, China; Lumber Liquidators Foreign Holdings, LLC, a Delaware limited liability company; Lumber Liquidators Foreign Operations, LLC, a Delaware limited liability company, Lumber Liquidators Canada, Inc., a Nova Scotia corporation; Lumber Liquidators Hong Kong Limited, a Hong Kong Limited Company; and Lumber Liquidators Trading (Shanghai), Co., Ltd., a Wholly Owned Foreign Enterprise based in Shanghai, China (referred to individually or collectively as a “Subsidiary” or the “Subsidiaries”);

WHEREAS the LL Guarantor, in its capacity as the parent of the Obligor and each Subsidiary, agrees to guarantee those payments and those certain performance obligations as set forth in this Guaranty and the Plea Agreement.

Guaranty

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the LL Guarantor hereby agrees as follows:

1. Payment Guaranty. The LL Guarantor absolutely and unconditionally guarantees the timely payment of those payment obligations of the Obligor under the Plea Agreement as follows: the payment of criminal fines, community-service payments, forfeiture payments, and special assessments.

2. Performance Guaranty. The LL Guarantor guarantees the Obligor’s performance of the terms of the Plea Agreement, as more fully described in the Plea Agreement, including but not limited to:

•	Performance of the obligations of the Obligor under Special Condition 1 (the Environmental Compliance Plan or the “ECP”) and Special Condition 2 of the Plea Agreement (“auditing”), as more fully described in the Plea Agreement; and

EXHIBIT D to the PLEA AGREEMENT

GUARANTY AGREEMENT

•	Compliance with the ECP and auditing, as more fully described in the Plea Agreement, by all Subsidiaries.

The LL Guarantor’s payment and performance obligations as described in Paragraphs 1 and 2 and more fully described in the Plea Agreement are the “Guaranteed Obligations.”

The LL Guarantor’s obligation in the event of a failure to perform by the Obligor or any Subsidiaries may be fulfilled by providing payment for the amounts owed, by retaining a qualified third party to perform such obligation and providing payment of the performance of such obligation, and/or otherwise by causing performance of such obligation as more fully described herein at Paragraph 16, “Demand for Payment or Performance: Resolution of Disputes.”

3. Nature of Payment Guaranty. The Guaranty set forth in Paragraph 1 of this Guaranty constitutes a guaranty of payment by LL Guarantor of the full amount owed by the Obligor for the criminal fine, community-service payments, forfeiture payments, and special assessments, as set forth in the Plea Agreement and the related Judgments to be entered (the “Plea Agreement Amount”), and shall not be affected by any event, occurrence or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety (other than full and complete payment of the Plea Agreement Amount and the related Judgments to be entered). In the event that any payment by the Obligor pursuant to the Plea Agreement and the related Judgments to be entered is rescinded or must otherwise be returned by virtue of any action by any bankruptcy court, the LL Guarantor shall remain liable hereunder with respect to such Plea Agreement Amounts as if payment had not been made. The LL Guarantor agrees that the Government Beneficiary may resort to LL Guarantor for payment of any of the Plea Agreement Amount, without regard to whether the Government Beneficiary shall have proceeded against any other person or entity primarily or secondarily obligated with respect to any of the Plea Agreement Amount.

4. Effect of Amendments. If the U.S. District Court for the Eastern District of Virginia amends any term of the Plea Agreement (including but not limited to the ECP) or related Judgments, and that amendment in any way affects the Guaranteed Obligations, the Parties agree as follows:

•	If the Obligor consents to the change, the LL Guarantor shall remain bound to perform the Guaranteed Obligations, as described in any amended Plea Agreement, Judgments or amended compliance plan.
•	If the Obligor concludes that the amendment is a material change and objects to the change, the Parties agree that the Obligor shall provide notice of the change to the LL Guarantor and that the LL Guarantor shall have a right to either object or assent to the change within ten business days of such notice. Such objection or assent shall be in writing and provided to the Government Beneficiary and the Court
•	If, after receipt of notice of the alleged material change as set forth above, the LL Guarantor assents to the change, the LL Guarantor shall remain bound to perform the Guaranteed Obligations as amended.
•	If the LL Guarantor objects, the LL Guarantor shall be permitted to participate in any hearing or proceeding on the proposed amendment. The LL Guarantor, however, will only be able to object to the financial burden of the amendment (either in terms of fine or performance), and not whether the amendment is warranted or reasonable, a decision committed to the discretion of the District Court. If the Court concludes that the financial burden of the amendment is not material, the LL Guarantor shall remain bound to perform the Guaranteed Obligations, as described in any amended Plea Agreement, Judgments or amended compliance plan(s). If the Court concludes that the increased financial burden is in fact material, the LL Guarantor shall not be bound to perform the portion of the amended obligation(s) that exceeds the original guaranteed Obligations. The LL Guarantor shall remain bound to perform all other Guaranteed Obligations.

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GUARANTY AGREEMENT

5. Limitation. Notwithstanding any other provision in this Guaranty, the Parties agree that the LL Guarantor guarantees payment and/or performance to the same extent that such payment and/or performance would be required of the Obligor pursuant to the Plea Agreement and that the LL Guarantor reserves any defenses that the Obligor could invoke pursuant to the Plea Agreement. The Parties further agree that, notwithstanding any other provision in this Guaranty, the LL Guarantor shall not be liable for consequential damages or indirect loss.

6. Acceleration. The LL Guarantor agrees that, within ten business days of receipt of written notice from the Government Beneficiary that the Obligor has failed to make any payment of the Plea Agreement Amounts, the LL Guarantor will be obligated to pay in full the Plea Agreement Amounts then due. The LL Guarantor understands that the failure to adhere fully to the terms of this paragraph would be a material breach of this Guaranty Agreement. In the event of a default in payment of the Plea Agreement Amounts, interest will accrue on the amount due balance at a rate of 10 percent per annum compounded daily from the date of default.

7. No Waiver; Cumulative Rights. No failure on the part of the Government Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Government Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Government Beneficiary or allowed by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Government Beneficiary from time to time.

8. Effective Date. This Guaranty shall become effective on the date the Court accepts the guilty plea of the Obligor, sentences are imposed, and the Judgments are entered.

9. Subrogation. The LL Guarantor shall not exercise any subrogation rights it may acquire against the Obligor or any Subsidiaries as a result of this Guaranty until all of the Plea Agreement Amounts have been paid in full to the Government Beneficiary. The Parties agree, however, that nothing in this Guaranty shall prevent the LL Guarantor from bringing any claims or exercising any rights or remedies against the Obligor, provided that the LL Guarantor shall meet all obligations to the Government Beneficiary under this Guaranty regardless of any claims, rights, or remedies that the LL Guarantor may have against the Obligor.

10. Severability. Should any one or more provisions of this Guaranty be determined to be illegal, unenforceable, void or voidable, all other provisions shall remain in effect.

11. Miscellaneous. Each signatory hereto represents and warrants that he or she is authorized to execute and deliver this Guaranty on behalf of the Party for whom he or she is purporting to act. This Guaranty may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same Guaranty.

12. Board Resolution. The LL Guarantor shall provide the Government Beneficiaries a certified copy of a resolution of the LL Guarantor’s Board of Directors affirming that the LL Guarantor has authority to enter into this Guaranty and that the LL Guarantor’s Board of Directors has: (1) reviewed this Guaranty and the Plea Agreement; (2) consulted with legal counsel in connection with this matter; (3) voted to authorize Guarantor to enter into this Guaranty; and (4) voted to authorize the corporate officer(s) identified below to execute this Guaranty and to take such further steps as necessary to carry out its terms. A copy of such resolution shall be attached to this Guaranty as Exhibit B.

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GUARANTY AGREEMENT

13. Waiver of Rights. The LL Guarantor expressly waives (i) protest, (ii) notice of acceptance of this Guaranty by the Government Beneficiary, (iii) presentment, (iv) notice of dishonor, (v) demand for payment of any of the Guaranteed Obligations, and (vi) all other notices whatsoever other than as are provided for in this Guaranty.

14. Primary Liability of the Guarantor. The LL Guarantor agrees that the Government Beneficiary may enforce this Guaranty without the necessity at any time of resorting to or exhausting any other security or collateral. This is a continuing Guaranty of payment and not merely of collection.

15. Term of Guaranty. This Guaranty shall remain in full force and effect until such time as all the Guaranteed Obligations have been discharged and the terms of probation have ended, including but not limited to the Plea Agreement Amount being paid in full and the performance of the Obligors under the ECP being satisfied.

16. Demand for Payment or Performance: Resolution of Disputes. The Government Beneficiary will provide written notice to the LL Guarantor if the Obligor defaults under the Plea Agreement. Within ten business days of the receipt of a written notice of default from the Government Beneficiary, the LL Guarantor must transmit to the Government Beneficiary any written objections to the notice of default. If the LL Guarantor fails to object within ten (10) business days of the receipt of a written notice of default, it must then pay the amounts owed or, for a default of the guaranty of performance, at its election, retain a qualified third party for the purpose of performing the Guaranteed Obligations or otherwise cause performance of the Guaranteed Obligations. If the LL Guarantor provides written objections, the Guarantor and the Government Beneficiary shall meet within seven business days of the receipt of the written objections by the Government Beneficiary to confer and attempt to resolve the dispute. If the parties are unable to resolve the dispute, within twenty business days of receipt of the written notice of default, the LL Guarantor must either institute an action within the U.S. District Court for the Eastern District of Virginia or perform the Guaranteed Obligations as requested by the Government Beneficiary.

17. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Virginia.

18. Jurisdiction. The LL Guarantor agrees to consent to the jurisdiction of the United States
District Court for the Eastern District of Virginia for the purpose of enforcing this Guaranty. The Parties further agree that any dispute or litigation concerning this Guaranty constitutes a related case to the criminal cases identified in the Plea Agreement and that, in the event that litigation is filed in the Eastern District of Virginia concerning this Guaranty, the filing Party shall designate that action as a related case.

19. Waiver of Jury Trial. The Guarantor and the Government Beneficiary, through acceptance of this Guaranty, waive all rights to trial by jury in any action, proceeding or counterclaim arising or relating to this Guaranty.

20. Entire Agreement; Amendments. Each Party hereto represents and warrants that this Guaranty constitutes a valid and binding agreement enforceable against each Party in accordance with its terms. This Guaranty embodies the entire guaranty agreement between the Parties. This Guaranty supersedes all previous communications, representations or agreements either verbal or written between LL Guarantor and the Government Beneficiary. This Guaranty integrates all of the terms and conditions mentioned herein or incidental hereto, and supersedes all oral negotiations and prior writings in respect to the subject matter hereof. Subject to Paragraph 4, this Guaranty may only be amended or modified by an instrument in writing signed by both the LL Guarantor and the Government Beneficiary.

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GUARANTY AGREEMENT

21. Headings. The headings of the various Sections of this Guaranty are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

22. No Third-Party Beneficiary. This Guaranty is given by the Guarantor solely for the benefit of the Government Beneficiary and is not to be relied upon by any other person or entity.

23. Assignment. Neither the LL Guarantor nor the Government Beneficiary may assign its rights or obligations under this Guaranty to any person or entity without the prior written consent of the other, which consent may not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be void and without effect.

The provisions of this Guaranty shall be binding on the Parties hereto and their successors and assigns. This Guaranty is to continue in full force and effect notwithstanding a change in the composition, ownership or corporate structure of LL Guarantor.

24. Notices and Service. Any communication, demand or notice to be given hereunder will be duly given when delivered in writing or sent by facsimile to the LL Guarantor or to the Government Beneficiary, as applicable, at its address as indicated below:

If to the LL Guarantor, at:

Lumber Liquidators Holdings, Inc.,

3000 John Deere Road

Toano, Virginia 23168

Attention: Treasurer

If to the Government Beneficiary, at:

Department of Justice

Environmental Crimes Section

Post Office Box 7611

Washington, D.C. 20044

Facsimile No.: (202) 514-8865

Attn.: Case Management Specialist

or such other address as the LL Guarantor or the Government Beneficiary shall from time to time specify.

Notice shall be deemed given (a) when received, as evidenced by signed receipt, if sent by hand delivery, overnight courier or registered mail or (b) when received, as evidenced by transmission confirmation report, if sent by facsimile and received on or before 4 pm local time of recipient, or (c) the next business day, as evidenced by transmission confirmation report, if sent by facsimile and received after 4 pm local time of recipient.

25. Representations and Warranties. The LL Guarantor represents and warrants to the Government Beneficiary as of the date hereof that:

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GUARANTY AGREEMENT

a)	The LL Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guaranty and to perform the provisions of this Guaranty on its part to be performed;

b)	The execution, delivery and performance of this Guaranty by the LL Guarantor have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws or any law, regulation or contractual restriction binding on it or its assets;

c)	All consents, authorizations, approvals, registrations and declarations required for the due execution, delivery and performance of this Guaranty have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect, and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

d)	This Guaranty constitutes the legal, valid and binding obligation of the LL Guarantor enforceable against it in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equity principles.

IN WITNESS WHEREOF, the LL Guarantor has executed this Guaranty as of the day and year first above written.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

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GUARANTY AGREEMENT

LUMBER LIQUIDATORS HOLDINGS, INC. (LL GUARANTOR)

SO AGREED, THIS 7th DAY OF OCTOBER, 2015.

BY:
Jill Witter
Corporate Representative for
Lumber Liquidators Holdings, Inc.

Patrick R. Hanes, Williams Mullen, PC
Charles E. James, Jr., Williams Mullen, PC Andrew O. Mathews,
Williams Mullen, PC Bruce A. Baird, Covington & Burling, LLP
Counsel for Lumber Liquidators Holdings, Inc.

Corporate Seal

Corporate Acknowledgment

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GUARANTY AGREEMENT

UNITED STATES GOVERNMENT (GOVERNMENT BENEFICIARY)

SO AGREED, THIS 7th DAY OF OCTOBER, 2015.

John C. Cruden	Dana J. Boente
Assistant Attorney General of the Environment	United States Attorney
and Natural Resources Division	Eastern District of Virginia

By:		By:
	Patrick M. Duggan, Trial Attorney		Stephen W. Haynie
	Christopher L. Hale, Trial Attorney		Assistant United States Attorney
	Environmental Crimes Section		Eastern District of Virginia
U.S. Department of Justice

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IN THE UNITED STATES DISTRICT COURT FOR THE

EASTERN DISTRICT OF VIRGINIA

Norfolk Division

UNITED STATES OF AMERICA	)
) CRIMINAL NO. ________
v.	)
)
LUMBER LIQUIDATORS, INC.,	)
)
Defendant.	)

STATEMENT OF FACTS

This Statement of Facts is part of the Plea Agreement between Lumber Liquidators, Inc., (“LL”) and the United States Attorney’s Office for the Eastern District of Virginia and the Environmental Crimes Section, Environment and Natural Resources Division of the United States Department of Justice. The Statement sets forth the legal framework, environmental context, and specific activities of LL, between October 2011 and September 2013 related to the criminal charges to which LL has agreed to plead guilty.

I. BACKGROUND

A. Legal Framework

1.	Customs Law: U.S. companies importing merchandise from foreign countries must abide by all laws contained within Chapter 27 of the U.S. Criminal Code (Customs violations). The importer must file various documents, such as a U.S. Customs and Border Protection (CBP) Form 7501, describing the consignee, exporter, merchandise, applicable duty and country of origin. When merchandise contains timber products, the importer must also file a Plant and Plant Product Declaration, which is described further in the next paragraph. Under 18 U.S.C. § 542, (Entry of Goods by Means of False Statements), any company that makes a false statement on an import declaration, without reasonable cause to believe in the truth of that statement, is guilty of a felony violation.

2.	The Lacey Act: The Lacey Act, 16 U.S.C. § 3371 et seq., is one of the primary federal statutes employed to combat the illicit trafficking of wildlife and natural products. Relevant to this case, the Lacey Act prohibits the importation of illegally-harvested timber into the U.S. This prohibition helps to ensure, amongst other things, that the U.S. timber industry is competing on a level playing field. It also reduces the role of the U.S. as a driver of illegal timber harvest globally, such as in the Amazon rainforest or, in this case, the habitat of the last remaining Siberian tigers. The Lacey Act also requires importers of timber products to complete a Plant and Plant Product Declaration, commonly referred to as a “PPQ-505” or a “Lacey Act Declaration,” and submit that declaration to the U.S. Department of Agriculture’s Animal and Plant Health Inspection Service (USDA-APHIS). 16 U.S.C. § 3372(f)(1). This declaration requires an accurate description of the timber product imported, including the scientific genus and species, the total amount of timber product, and the country from which the timber was harvested. The declaration is intended to promote the exercise of due care in sourcing by importers, as well as provide data used by regulatory and enforcement bodies to inform compliance efforts.

3.	CITES: The U.S., along with 180 other countries, is a party to the Convention on International Trade in Endangered Species (CITES). CITES is a multilateral treaty aimed at preventing the extinction of listed species of wild animals and plants by regulating the international trade in those listed species. There are three appendices of CITES-listed species. Relevant to this matter, Appendix III species are those that are listed after a member country petitions the other CITES parties for assistance in controlling trade in the species.

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B. Environmental Background

The Russian Federation’s Far Eastern Federal District (“Far East Russia”) is a remote area of Russia which sits between Siberia and the Pacific Ocean. Within Far East Russia is one of the last remaining old-growth temperate rainforests, consisting of mixed broadleaf and conifer species, such as Mongolian oak (Quercus mongolica) and Korean pine (Pinus koreansis). Mongolian oak is the only oak that grows in Far East Russia. See Map of Russian Federation, Appendix at 1.

The temperate forests of Far East Russia are home to the last remaining Siberian tigers (Panthera tigris altaica) and Amur leopards (Panthera pardus orientalis). There are only an estimated 450 Siberian tigers and 57 Amur leopards remaining in the wild. The primary contributors to the cats’ risk of extinction are illegal logging and detrimental logging practices. The risk stems from the fact that the cats are dependent on intact forests for hunting. In addition, acorns and pine nuts are the primary food source for the cats’ prey species, such as red deer, roe deer, and wild boar.

Extensive illegal logging in Far East Russia has been reported by the Russian government as well as non-governmental organizations (“NGOs”). Much of this illegally-logged wood is transported across Russia’s eastern border into China where it is processed into such things as flooring and furniture. The U.S. is a significant market for Chinese-manufactured flooring and furniture.

In response to illegal logging and the decline in tiger populations, Korean pine was added to CITES Appendix III in October 2010. In June 2014, again in response to illegal logging and the decline in tiger populations, Mongolian oak was added to CITES Appendix III.

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C. The Defendant

Lumber Liquidators Holdings, Inc. (“LL Holdings”) is a publicly-traded company incorporated under the laws of Delaware and headquartered in Toano, Virginia. LL Holdings is a holding company which serves as the parent company over direct and indirect subsidiaries which conduct its business. The defendant, Lumber Liquidators, Inc. (“LL Inc.”), is a subsidiary of LL Holdings, and is the largest specialty retailer of wood flooring in North America. LL Inc. operates retail flooring stores and sells flooring products. Two of the wholly-owned subsidiaries of LL Inc. are Lumber Liquidators Services, LLC (“LL Services”) and Lumber Liquidators Leasing, LLC (“LL Leasing”). LL Services procures and imports flooring products, operates warehouses, and transports product to LL Inc. facilities. LL Leasing contains the Lumber Liquidators Chinese Representative Office (“RO”), which is located in Shanghai, China. The RO is managed and directly controlled by LL Services, which operates the RO as a satellite office and pays LL Leasing for operation of the RO. For the purposes of this Statement of Facts, all parties and employees of direct and indirect subsidiaries of LL Inc. will be referred to hereinafter as “LL” or “LL employees”1

A significant aspect of LL’s business is the importation of wood flooring from mills and manufacturers located outside of the U.S. LL sells these products in retail stores that LL operates throughout the U.S. At the times relevant to the offense conduct, the majority of LL’s suppliers were located in China, where the flooring was manufactured. The timber used in the manufacturing, however, was often harvested in other countries and shipped to China. This matter concerns timber originally harvested in Far East Russia and Myanmar, shipped to China, and then imported by LL in the form of wood flooring.

1 For the purposes of the Plea Agreement, the defendant accepts responsibility for the actions of those subsidiaries and their employees that are described herein.

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II. OFFENSE CONDUCT

The parties stipulate that the following facts are true and correct. The parties recognize that the following facts do not represent the entirety of the government’s evidence against LL. Had the matter proceeded to trial, the United States would have proven the following facts beyond a reasonable doubt:

At all times relevant to this matter, LL purchased flooring that contained oak harvested in Far East Russia. Certain LL employees were aware that purchasing oak harvested in Far East Russia posed a significant compliance risk. LL’s internal guidance listed “Russian oak” in the highest category of product risk; certain LL employees possessed NGO and governmental reports documenting illegal harvesting in Far East Russia; and an internal LL training from June 14, 2013, described Far East Russia as an area of high risk.

Despite LL’s internal guidance and certain employees’ knowledge of the risk associated with Russian oak, LL increased its purchases of Russian oak until around the time of the government’s execution of search warrants at LL’s Virginia offices on September 26, 2013. See Graph of LL Purchases from Russia, Appx. at 1. In the first quarter of 2011, LL imported two purchase orders of flooring made of Russian oak. By the third quarter of 2013, LL was importing nearly 60 purchase orders of Russian oak.

A.	Lumber Liquidators’ Compliance Program

After the 2008 Lacey Amendments, LL engaged a third party to assist in developing a compliance plan, which resulted in the 2010 Lumber Liquidators Lacey Act Compliance Manual (“2010 Manual”). LL set forth numerous guidelines in the 2010 Manual, which included the following statements:

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1.	The manual would be made available to all departments and employees whose job function directly related to importation of wood products.
2.	Employees were provided with specific websites to assist in determining the proper species of wood being imported.
3.	LL should be “confident” in their declaration of country of harvest on all Lacey Act Declarations, at a minimum requiring government documents sanctioning harvest, transport, and export of the wood products.
4.	Suppliers should supply all supplemental documentation showing country of harvest, legality of harvest, and chain-of-custody prior to shipment of the wood product.

a.	If a supplier did not provide the required supplemental documentation, the purchase order should be rescinded;
b.	If there was a “long-standing relationship” between LL and the supplier, the required documentation could be provided after shipment;
c.	LL would conduct periodic post-entry reviews and quarterly internal audits of all import paperwork and supporting documentation to ensure that all imports were legal and accurately declared. Quarterly reports of the audits were to be provided to management.

The 2010 Manual was neither widely distributed nor relied on. Some employees whose direct duties included Lacey Act compliance were not aware of the 2010 Manual’s existence.

On January 10, 2012, LL Holdings produced a document entitled “Lacey Summary,” which was intended to provide Lacey Act compliance rules and regulations for relevant LL employees, including employees and personnel in the recently-purchased China RO. The 2012 Lacey Summary included the following statements:

1. Every vendor and every species should be evaluated for compliance risk;

2. LL should re-source or discontinue working with vendors considered high risk;

3. LL should discontinue any products considered high risk;

4. All suppliers must provide documentation demonstrating legal harvest prior to importation, including where applicable:

a.	Certificates of legality;
b.	Certificates of origin;
c.	Harvest documents; and
d.	Phytosanitary certificates;

5. Employees should be aware of “red flags” when dealing with suppliers, such as:

a.	Suppliers who are reluctant to produce documentation of legal harvest;
b.	Incorrect, inconsistent, or imprecise paperwork or labeling; and
c.	An inability or unwillingness to answer questions about timber origin;

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6. “Blind reliance on a vendor who promises (even in writing) that the wood was harvested legally” was insufficient.

Though LL did set forth requirements, LL did not comply with these internal requirements, employees did not take all of the actions required by the 2010 Manual and the Lacey Summary, and there was inadequate enforcement of the various requirements outlined in the 2010 Manual and the Lacey Summary.2

B. False Declaration of Harvest Country (Counts One and Two)

Beginning at some point prior to October 1, 2011, and continuing through at least February 2013, LL purchased finished solid oak flooring products from a Chinese business entity, known herein as “Company X.” Company X is a manufacturer of flooring products. Some of the timber that Company X used to manufacture flooring was Mongolian oak from Far East Russia.

LL was required by law to submit a Lacey Act Declaration for each imported shipment of wood flooring from Company X. LL’s regular practice was to have Company X complete the genus, species, country of harvest, and other substantive contents of the declaration; LL or its agent would then sign and submit the declaration to USDA-APHIS upon import. Unless otherwise specified, a shipment consisted of a standard 40-foot intermodal shipping container, which contains approximately 19,368 square feet (ft2)/32.4 cubic meters (m3) of solid oak flooring.

2 Lumber Liquidators, Inc. admits guilt for the offenses that are the subject of this criminal proceeding. It does not stipulate that it took any illegal conduct with a deliberate or willful intent to violate the law. Deliberate or willful intent is not a required element of the crimes charged in this proceeding. The required intent for these crimes is referenced in each charge respectively.

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Between October 1, 2011, and January 30, 2012, LL purchased and imported 23 shipments of finished oak flooring from Company X. The accompanying Lacey Act Declarations for those 23 shipments, which form the basis of Count Two, contained false statements regarding the species and/or the country of harvest. These wood flooring shipments were sent from China to Norfolk, Virginia. After the importations, LL subsequently shipped and transported these wood products to LL warehouses, online retail customers and to LL’s retail stores for sale in Virginia and other states. The 23 shipments totaled 382,290.08 ft2 (614.73 m3) of solid oak flooring, with an estimated retail value of $1,641,522.56, and resulted in an approximate profit to LL of $673,024.25.

The associated Lacey Act Declarations, which LL submitted to USDA-APHIS, stated that the flooring consisted of Mongolian oak harvested in Germany. In reality, Mongolian oak does not occur in Germany, but is the only type of oak harvested in Far East Russia. Information regarding the distribution of Mongolian oak is readily available on numerous public websites, including the websites provided in LL’s 2010 Manual, which all showed that Mongolian oak does not occur in Germany.

Despite LL’s internal guidance, LL did not enforce its requirement that Company X provide accurate documentation proving the species of timber, location of harvest, legality of harvest, or the chain-of-custody of the timber prior to LL’s importation of the merchandise. Upon receipt of the unsigned PPQ-505 declarations, LL did not review the declarations for accuracy before submission. LL failed to exercise due care and consequently transported timber products that were in violation of the Lacey Act Declaration requirement.

Next, in February 2013, LL decided to transfer inventory from its Canadian warehouse to a U.S. warehouse. Because the products would be imported into the U.S., LL was required to submit a Lacey Act Declaration. In preparation, an LL employee, whose duties included Lacey Act compliance, noticed that the products included oak products from Company X that did not have any supplemental documentation showing legal harvest, harvest location, or chain-of-custody. Company X was not able to provide supplemental documentation, so the employee reviewed documentation from previous Company X shipments. When reviewing the prior documentation, the employee determined that the previous declarations contained false statements because the declared species was Mongolian oak and the declared harvest country was Germany; the employee was aware, however, that Mongolian oak was not found in Germany. This same information was readily available in numerous public websites, including the websites provided in LL’s 2010 Manual.

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On approximately February 23, 2013, the employee sent an email to other employees within the Quality Assurance department, the RO Manager, and a member of the LL legal department. In the email, the employee noted that it was not possible that the previous declarations for Company X’s products were accurate regarding the purported harvest of Mongolian oak from Germany.

Yet, between February 23, 2013, and August 30, 2013, LL purchased and imported 12 additional shipments of oak flooring from Company X and an additional Chinese supplier, which were declared as Mongolian oak harvested in Germany. The 12 shipments, which form the basis of Count One, totaled 276,434 ft2 (385.48 m3) of oak flooring, with an estimated retail value of $969,175.99, and resulted in an approximate profit to LL of $397,362.16.

Despite the inaccurate information on previous declarations from Company X, and despite internal guidance, LL did not adequately enforce its requirement that Company X provide accurate supplemental documentation to verify the correctness of any declarations prior to LL’s importation of those products. After determining that previous information provided by Company X was false, LL did not have reasonable cause to believe in the truth of any subsequent declarations claiming that Mongolian oak was harvested in Germany.

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C. False Declaration of Species (Count Three)

LL increased purchases of Russian oak flooring in 2012 and 2013. The majority of these purchases were from a China-based conglomerate that included another of LL’s Chinese suppliers, known herein as “Company Y.” Company Y is a part of group of companies that conduct a variety of timber-related activities, including the milling and manufacture of timber into flooring products that are then sold throughout the world. Company Y’s corporate affiliates have operations in Northern China along the border with Russia, as well as in Far East Russia.

In May 2013, certain LL employees began cataloguing supplemental documentation collected for products that LL was purchasing out of China. The documentation was received by certain China RO personnel and entered into a spreadsheet (“tracking sheet”) that was shared with certain employees in the U.S. Between May 29, 2013, and July 14, 2013, LL purchased and imported 35 shipments of solid oak flooring from Company Y, which form the basis of Count Three. These wood flooring shipments were sent from China to Norfolk, Virginia. After the importations, LL subsequently shipped and transported these wood products to LL warehouse facilities, to online retail customers and to LL’s retail stores for sale in Virginia and other states. The 35 shipments totaled 677,880 ft2 (1,134 m3) of solid oak flooring, with an estimated retail value of $3,518,197.20, and resulted in an approximate profit to LL of $1,442,460.85.

Company Y provided LL with documentation showing a harvest concession within Far East Russia (which provides the lessee the right to log certain species within defined areas), chain-of-custody documents, and Russian phytosanitary certificates. The phytosanitary certificates for these shipments declared that the wood was Mongolian oak, which is the only species of oak that grows in Far East Russia. See Russian Phytosanitary Permit, Appx. at 2. Certain RO personnel in China received the documents and entered identifying information for the harvest concession permit and phytosanitary permits into their tracking spreadsheet, which was then shared with an employee in the U.S.

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Contrary to the supplemental documentation, the Lacey Act Declarations for each of the 35 shipments stated that the wood LL imported from Company Y was Quercus petraea, commonly called sessile oak, Welsh oak, or Irish oak. Welsh oak is considered a species that presents a low risk of being illegally harvested because its growing range is predominantly in European countries without significant documented illegal logging. Welsh oak does not occur in Far East Russia. Information showing the range and distribution of Welsh oak is widely available on the internet, including the websites provided in LL’s 2010 Manual. At least one LL employee with Lacey Act responsibilities, prior to May 29, 2013, accessed websites which stated that Quercus petraea occurred in Europe and not Far East Russia.

Despite internal guidelines and despite documents showing that the wood was harvested in Far East Russia and therefore high risk, LL did not take the necessary measures, as outlined in the 2010 Manual and the Lacey Summary, to ensure that declarations were truthful prior to submission. Instead, LL increased purchases of Far East Russian timber products from Company Y in 2012 and 2013. Thus, LL failed to exercise due care and consequently transported timber products that were in violation of the Lacey Act Declaration requirement.

D. Importation of Illegally Harvested Timber from Russia (Count Four)

Between May 29, 2013, and September 23, 2013, LL purchased and imported 79 shipments of solid oak flooring from Company Y, which form the basis of Count Four. LL subsequently sold this wood flooring through LL’s retail stores in Virginia and other states and through direct online sales. The 79 shipments totaled 2,559.6 m3 (1,530,072 ft2) of oak flooring, with an estimated retail value of $7,845,008.40, and resulted in an approximate profit of $3,216,453.44. As described in the previous section, Company Y provided LL with a harvest concession permit in Far East Russia, chain-of-custody documents, and phytosanitary certificates. All of the wood in these shipments was attributed to the same forest concession in the Khabarovsky Province of Far East Russia. The harvest concession permit stated that the total amount of Mongolian oak which could be harvested from that concession was 373 m3.

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When logging timber, however, not all of the allocated quantity will be “commercial” grade; branches, crowns, and other parts of the tree are deemed “firewood” or “brushwood” and cannot be used for flooring. Russian forestry experts estimate that, of the 373 m3, the maximum amount of commercial timber would be approximately 300 m3 - just over 9 shipments of 40-foot shipping containers filled with finished product.

The 79 shipments purchased and imported from Company Y, which were all represented to have been harvested from the same concession, totaled 2,494.80 m3 (1,491,336 ft2), or about 800% of the allowable harvest under the concession permit. Certain personnel from the RO noted the concession permit in their tracking sheet, and thus had access to information regarding the permissible amount of timber that could be obtained from Company Y under the concession permit. See Russian Harvest Concession Permit, Appx. at 3.

As early as March 4, 2013, certain LL employees and personnel in China were advised to be aware of overharvest due to recurring inaccuracies in documentation received from suppliers. For example, a U.S. employee with Lacey Act responsibilities emailed certain RO and U.S. employees, telling them that “the quantities of wood materials being harvested...should make sense and should be sufficient to cover the total quantity of products delivered to LL. If the supplier provides a harvest or transport permit showing a quantity less than what was delivered to LL, then there is likely a problem.” Nevertheless, LL imported wood products from Company Y that exceeded the quantity permitted under the harvest permit.

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Despite internal guidance, and despite documentation showing that the wood was harvested in Far East Russia and therefore high risk, LL did not take sufficient measures to ensure that the shipments from Company Y did not exceed the amounts allowable under the harvest permits. LL did not heed the “red flags” described in the 2010 Manual and the Lacey Summary, such as inconsistent, incorrect, or imprecise paperwork. Thus, LL failed to exercise due care and consequently imported timber products that were harvested and shipped in violation of Russian law.

E. False Declaration of Harvest Country and Species (Count Five)

In September 2012, two LL employees, both with Lacey Act responsibilities, traveled to China to visit suppliers. During that trip, they visited a wood products supplier in Shenzen, known herein as “Company Z.” The reference to “Company Z” incorporates a related Chinese company that supplied LL and operated under the same Manufacturing Identification Code as its affiliate; LL treated both suppliers as being the same entity. During the September 2012 trip, the employees noticed that Company Z did not have any tagging or marking system, and did not supply any documentation showing harvest location. Upon their return, one of the LL employees wrote a report of the findings and the potential implication on Lacey Act compliance, which was provided to other employees.

Between September 2012 and September 2013, LL attempted to procure supplemental documentation showing legal harvest, harvest location, and chain-of-custody from Company Z, but LL was often unable to do so. In May 2013, LL completed a survey to determine which Chinese suppliers were able to provide appropriate supplemental documentation, and Company Z was consistently unable to do so. Yet contrary to internal guidance, at no time prior to the government’s execution of search warrants on September 26, 2013, did LL cease importing from Company Z.

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Between July 1, 2013, and September 10, 2013, LL purchased and imported 6 shipments of what was declared to be Indonesian big-leaf mahogany (Swietenia macrophylla) from Company Z, which form the basis of Count Five. These wood flooring shipments were sent from China to Norfolk, Virginia. After the importations, LL subsequently shipped and transported these wood products to LL warehouse facilities, to online retail customers and to LL’s retail stores for sale in Virginia and other states. The 6 shipments totaled 143,086.08 ft2 (238 m3) of flooring, with an estimated retail value of $790,402.10, and resulted in an approximate profit to LL of $324,064.86.

LL considered mahogany a high-risk species due to illegal logging and overharvesting, and considered Indonesia a high-risk country due to reports of widespread illegal logging. Yet LL had ordered big-leaf mahogany and specified that the mahogany should be of Indonesian origin, as mahogany from South or Central America is regulated by CITES.

After the six shipments were imported into the U.S., Company Z provided LL with documentation showing that the timber products were not made with Indonesian mahogany, but were instead merpauh (Swintonia floribunda) from Myanmar. Company Z told certain LL employees that, in an effort to meet LL’s price points and shipping requirements, it had substituted the Indonesian mahogany with merpauh from Myanmar. The documents accompanying the shipments showed that the timber had been exported from Myanmar by the Myanmar Timber Enterprise (“MTE”). At that time, U.S. companies were prohibited by the U.S. Treasury Department from doing business with the MTE. Contrary to internal guidance, and despite past problems with documentation, LL did not require Company Z to provide documentation showing location of harvest, legality of harvest, or chain-of-custody prior to importation. LL failed to exercise due care and consequently transported timber products that were in violation of the Lacey Act Declaration requirement.

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ON BEHALF OF THE UNITED STATES:

John C. Cruden	Dana J. Boente
Assistant Attorney General of the Environment	United States Attorney
and Natural Resources Division	Eastern District of Virginia

By:		By:
	Patrick M. Duggan, Trial Attorney		Stephen W. Haynie
	Christopher L. Hale, Trial Attorney		Assistant United States Attorney
	Environmental Crimes Section		Eastern District of Virginia
U.S. Department of Justice

Defendant’s Signature: I hold the title of Chief Compliance and Legal Officer at the defendant corporation, and I am the authorized representative of the defendant corporation. I hereby stipulate that the above Statement of Facts is true and accurate, and that if this case had proceeded to trial, the United States would have proved the same beyond a reasonable doubt.

Date: ________________ _____
Jill Witter
Corporate Representative
for Lumber Liquidators, Inc.

Defense Counsel Signature: I am counsel for the defendant in this case. I have reviewed the above Statement of Facts with the defendant and his decision to stipulate to the accuracy of these facts is an informed and voluntary one.

Date: ________________
Patrick R. Hanes, Williams Mullen, PC
Charles E. James, Jr., Williams Mullen, PC
Andrew O. Mathews, Williams Mullen, PC
Bruce A. Baird, Covington & Burling, LLP
Counsel for the Defendant

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APPENDIX

Map of Russian Federation

Number of LL purchase orders, by quarter, of timber declared as having been harvested in Russia.

1

 Russian Phytosanitary permit provided to LL showing the timber as Quercus mongolica (Mongolian oak).

2

Pages from the Russian harvest concession permit. The page on the left shows tracts which may be logged, while the page on the right shows the total amount of timber which can be logged (by species) during the period of the lease.

3